Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of RetinalGenix Technologies Inc. on Form S-1 of our report dated April 15, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of RetinalGenix Technologies Inc. as of December 31, 2021 and 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Liebman Goldberg & Hymowitz LLP

Liebman Goldberg & Hymowitz LLP

Garden City, NY

June 17, 2022